Pursuant to Rule 424(b)(3)
Registration Number 333-127522

PROSPECTUS SUPPLEMENT NUMBER FOUR

(TO PROSPECTUS DATED OCTOBER 18, 2005)

15,372,245 Shares

VoIP, Inc.

COMMON STOCK

This prospectus supplement supplements the prospectus dated October 18, 2005 relating to the offer and sale by the selling stockholders identified in the prospectus of up to 15,372,245 shares of our common stock.

On May 22, 2006, Registrant entered into a Modification and Amendment Agreement (the “Agreement”) with selling shareholders Stonestreet Limited Partnership, Whalehaven Capital Fund Limited, Ellis International Limited, Bristol Investment Fund, Ltd., and Alpha Capital AG (the “Shareholders”). Among other things, the Agreement reduced the exercise price of warrants to purchase in the aggregate the following number of shares of common stock of the Registrant to $0.80 (the “Adjusted Exercise Price”): (i) 892,448 shares originally exercisable at $1.37, (ii) 892,448 shares originally exercisable at $1.65, and (iii) 1,784,896 shares originally exercisable at $1.60 (collectively, the “Warrants”). The shareholders agreed to exercise these Warrants at the Adjusted Exercise Price pursuant to the Agreement, resulting in the receipt by the Company of approximately $2.8 million.

This prospectus supplement should be read in conjunction with the prospectus dated October 18, 2005, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated October 18, 2005, including any supplements or amendments thereto.

Investing in the shares involves risks. See “Risk Factors” beginning on page 5 of the prospectus dated October 18, 2005.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 19, 2006